Exhibit 2

Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act. Redacted information has been filed separately with the Commission.

SECURED MARGIN TERM NOTE | Fixed Rate

$1,000,000,000.00	Dated as of September 8, 2025

For value received, LGC HOLDCO, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to JPMORGAN CHASE BANK, N.A. (the “Bank”), the principal amount of One Billion and 00/100 Dollars ($1,000,000,000.00) (the “Margin Loan”) made to the Borrower by the Bank under this Secured Margin Term Note (the “Note”), together with interest at such rates and payable on such dates as set forth below, in installments on the dates and in the amounts set forth in Section 3(d), with a final installment in an amount necessary to repay, in full, the unpaid principal amount of this Note, on the Maturity Date as set forth in the “Statement of Key Margin Terms | Portfolio Term Loan” issued by the Bank in connection with this Note (the “Margin Loan Terms Statement”). All capitalized terms used but not defined in this Note shall be used as defined in the Margin Loan Terms Statement. The Margin Loan Terms Statement is incorporated by reference into this Note and, for information purposes only, the current Margin Loan Terms Statement in effect as of the date of this Note is attached hereto as Exhibit A.
The Margin Loan shall be made in one (1) advance and shall bear interest at a rate per annum equal to the Fixed Rate.
Section 1. Definitions.
As used in this Note, the following terms have the meaning specified below:
“$”, “USD” and “dollars” denote lawful money of the United States of America.
“Acceptable Collateral” means any items of Collateral that the Bank determines in its sole discretion from time to time are eligible to secure the Obligations and are satisfactorily pledged hereunder; provided that, the following shall at all times be Acceptable Collateral: (i) the 37,002,060 FOX Shares and 30,404,378 NWS Shares in the Account on the date hereof; (ii) [REDACTED], if held in the Account.
“Account” means that certain securities account of the Borrower identified on the Margin Loan Terms Statement established and maintained by the Bank or the Intermediary identified on the Margin Loan Terms Statement or any successor entity maintaining the Account, including any subaccount or substitute, successor or replacement account in or to which any Collateral is now or hereafter held or credited.
“Aggregate Collateral Share Value” means, at any time, the aggregate Collateral Value of all Collateral Shares that constitute Acceptable Collateral at such time.
“Aggregate Other Acceptable Collateral Adjusted Value” means, at any time, the sum of the Lending Value of each unit of Other Acceptable Collateral at such time.
“Bank” is defined in the first paragraph of this Note.
“Banking Day” has the meaning set forth in the Margin Loan Terms Statement.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Borrower” has the meaning set forth in the Margin Loan Terms Statement and in the first paragraph of this Note.
“Break Funding Expenses” has the meaning set forth in Section 4(c) of this Note.
“Cash” means all cash in USD.
“Cash Equivalents” means [REDACTED].
“Clearing System” means the Depository Trust Company, Cedel Bank, societe anonyme, the Euroclear system and such other clearing or safekeeping system that may be used in connection with transactions relating to or the custody of any Securities, and any depository for any of the foregoing.
“Closing Date” means the date on which the borrowing of the Margin Loan occurs, which date is September 8, 2025.
“Closing Sale Price” means, with respect to FOX Shares or the NWS Shares, on any Scheduled Trading Day for such Shares, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per FOX Share or NWS Share, as applicable, as reported by the Exchange for such Shares on such Scheduled Trading Day, as reasonably determined by the Bank.
“Collateral” means: (i) the Account and the Collateral Shares and all other property and financial assets from time to time held in or credited to the Account, including, without limitation, Cash and Cash Equivalents, (ii) all additions to, and proceeds, renewals, investments, reinvestments and substitutions of, the foregoing and (iii) all certificates, receipts and other instruments evidencing any of the foregoing.

 “Collateral Currency” is defined in Section 9.
“Collateral Shares” means any Shares held in the Account and all security entitlements with respect to the foregoing.
“Collateral Shortfall” means, at any time, that the Maintenance Available Collateral is less than zero.
“Collateral Value” means, at any time, (i) with respect to Cash, the face amount of such Cash; (ii) with respect to Cash Equivalents, 99% of the Value of such Cash Equivalents at such time; and (iii) with respect to a Collateral Share, the Market Price of such Collateral Share at such time; provided that, notwithstanding the foregoing, (a) the Collateral Value of any FOX Shares shall be deemed to be zero on any Scheduled Trading Day for such Shares on which, at any time, the trading price or the bid price of such Shares is less than $[REDACTED] per FOX Share (to be adjusted to take into account any split, reverse split or extraordinary distribution of stock or capital) and the Collateral Value of any NWS Shares shall be deemed to be zero on any Scheduled Trading Day for such Shares on which, at any time, the trading price or the bid price of such Shares is less than $[REDACTED] per NWS Share (to be adjusted to take into account any split, reverse split or extraordinary distribution of stock or capital), (b) in the event that the Collateral Shares at any time consists of more than [REDACTED] of all outstanding FOX Shares, the Collateral Value of all FOX Shares in excess of that number shall be deemed to be zero and in the event that the Collateral Shares at any time consists of more than [REDACTED] of all outstanding NWS Shares, the Collateral Value of all NWS Shares in excess of that number shall be deemed to be zero.
“Cruden” means Cruden Financial Services LLC, a Delaware limited liability company.
“Cure Period Change Notice” shall [REDACTED].
“Cure Time” means, [REDACTED].
“Default Rate” means a rate per annum equal to a fixed rate of [REDACTED]% above the Fixed Rate.
“Departing Members” means, collectively, [REDACTED], [REDACTED] and [REDACTED]; and “Departing Member” means any one of them.
“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or, in each case, any successor thereto).
“Disrupted Day” means, with respect to the FOX Shares or the NWS Shares, any Scheduled Trading Day for such Shares on which, due to any failure of the Exchange for such Shares to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event for such Shares, the Bank is unable to determine the Closing Sale Price of such Shares.
“Distribution Cap” has the meaning set forth in Section 11(r).
“Early Closure” means, with respect to the FOX Shares or the NWS Shares, the closure on any Exchange Business Day for such Shares of the Exchange for such Shares prior to its scheduled closing time for such day unless such earlier closing time is announced by such Exchange at least one hour prior to the actual closing time for the regular trading session on such Exchange on such Exchange Business Day.
“Electronic Note” is defined in Section 21.
“Event of Default” means an event described in Section 11, after giving effect to any notice provisions or cure rights and times provided for therein.
“Exchange” means, with respect to the FOX Shares or the NWS Shares, The NASDAQ Global Select Market (or any successor thereto) or, if such Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for such Shares.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Business Day” means, with respect to the FOX Shares or the NWS Shares, any day on which the Exchange for such Shares is open for trading during its regular trading session, notwithstanding such Exchange closing prior to its scheduled closing time.

 “Exchange Disruption” means, with respect to the FOX Shares or the NWS Shares, any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such Shares on the Exchange for such Shares on any Exchange Business Day for such Shares as reasonably determined by the Bank.
“Facility Documents” means this Note, the Margin Loan Terms Statement, and any other documents or instruments executed in connection with or support of this Note by the Borrower, and any updates or renewals thereof.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Fixed Rate” has the meaning set forth in the Margin Loan Terms Statement.
“Fox Corporation” means Fox Corporation, a Delaware corporation.
“FOX Shares” means shares of Class B common stock of Fox Corporation (Nasdaq: FOX).
“FOXA Shares” means shares of Class A common stock of Fox Corporation (Nasdaq: FOXA).
“Framework and Support Agreement” means that certain Framework and Support Agreement, dated on or about the date hereof, among [REDACTED].
“Governing Law” has the meaning set forth in the Margin Loan Terms Statement.
“Initial Aggregate Total Lending Value” means, at any time, the sum of (a) the Collateral Value of all Cash and Cash
Equivalents then constituting Acceptable Collateral, (b) the Aggregate Other Acceptable Collateral Adjusted Value and (c) [REDACTED] multiplied by the Aggregate Collateral Share Value, in each case, at such time.
“Initial Available Collateral” means, at any time, an amount equal to (a) the Initial Aggregate Total Lending Value minus (b) the Obligations, in each case, at such time.
“Interest Payment Date” has the meaning set forth in the Margin Loan Terms Statement.
“Intermediary” means, individually and collectively, any and all parties acting as a financial intermediary or securities intermediary, which, as of the Closing Date, is solely the Bank.
“JPMorgan Contact Information” has the meaning set forth in the Margin Loan Terms Statement.
“Lending Value” means, with respect to any unit of Other Acceptable Collateral at any time, the total amount of Obligations that such unit of Other Acceptable Collateral may secure at such time, as determined by the Bank in its sole discretion; provided that at no time shall the Lending Value of any unit of Other Acceptable Collateral exceed the maximum percentage of the “current market value” of such unit of Other Acceptable Collateral that a broker-dealer registered with the Securities and Exchange Commission and member of FINRA would be permitted to assign to such unit of Other Acceptable Collateral if such broker-dealer were acting in compliance with the minimum initial and maintenance margin requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210; [REDACTED].
“Liabilities” means the Margin Loan to, and all indebtedness, obligations, and liabilities of any kind of, the Borrower arising under any Facility Document or otherwise with respect to the Margin Loan, now or in the future, absolute or contingent, direct or indirect, joint or several, due or not due, arising by operation of law or otherwise, and, to the extent required to be paid by the Borrower pursuant to the Facility Documents or any determination of a court of competent jurisdiction, costs and expenses incurred by the Bank in connection with the Collateral, this Note or any other Facility Document.
“Liability Currency” is defined in Section 9.
“Maintenance Aggregate Total Lending Value” means, at any time, the sum of (a) the Collateral Value of all Cash and Cash Equivalents then constituting Acceptable Collateral, (b) the Aggregate Other Acceptable Collateral Adjusted Value and (c) [REDACTED] multiplied by the Aggregate Collateral Share Value, in each case, at such time.
“Maintenance Available Collateral” means, at any time, an amount equal to (a) the Maintenance Aggregate Total Lending Value minus (b) the Obligations, in each case, at such time.
“Margin Call Notice” means a notice provided by the Bank to the Borrower, pursuant to Section 8 of this Note, of the occurrence of a Collateral Shortfall.
“Margin Loan” is defined in the first paragraph of this Note.
“Margin Loan Terms Statement” is defined in the first paragraph of this Note.

“Market Disruption Event” means, with respect to the FOX Shares or the NWS Shares, an Early Closure, an Exchange Disruption or a Trading Disruption, in each case for such Shares.
“Market Price” means, at any time on any date of determination, with respect to the FOX Shares or the NWS Shares, the most recent Closing Sale Price of such Shares on the immediately preceding Scheduled Trading Day that is not a Disrupted Day; provided that the “Market Price” on any Disrupted Day for such Shares shall be the Value of such Shares, expressed on a per FOX Share or NWS Share, as applicable, basis.
“Material Adverse Effect” means [REDACTED].
“Morgan Affiliate” means [REDACTED].
“News Corporation” means News Corporation, a Delaware corporation.
“Note” has the meaning set forth in the Margin Loan Terms Statement and the first paragraph hereof.
“NWS Shares” means shares of Class B common stock of News Corporation (Nasdaq: NWS).
“NWSA Shares” means shares of Class A common stock of News Corporation (Nasdaq: NWSA).
“Obligations” means, at any time, the then-outstanding principal amount of the Margin Loan and all accrued and unpaid interest thereon.
“Other Acceptable Collateral” means, at any time, any Acceptable Collateral (other than any Collateral Shares, [REDACTED] that are Acceptable Collateral) at such time.
“Paper-Based Note” is defined in Section 21.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Purchase Agreement” means that certain Purchase Agreement, dated on or about the date hereof, among [REDACTED].
“Regulatory Change” means the occurrence after the date of this Note of (i) the adoption of any law, rule, regulation, or treaty, (ii) any change in any law, rule, regulation, or treaty, or in the interpretation or application thereof by any governmental, court, monetary or regulatory authority, or (iii) the requirement for or decision by the Bank to comply with any request, guideline, or directive (whether or not having the force of law and whether domestic or foreign) of any governmental, court, monetary or regulatory authority made or issued after the date of this Note.
“Remaining Members” means, collectively, [REDACTED], [REDACTED] and [REDACTED].
“Required Date” shall [REDACTED].
“Reuters” is defined in Section 9.
“Scheduled Trading Day” means, with respect to the FOX Shares or the NWS Shares, any day on which the Exchange for such Shares is scheduled to be open for its regular trading session or, in the event that such Shares are not listed, traded or quoted on any Designated Exchange, any Banking Day.
“Securities” means Collateral consisting of stocks, bonds and other instruments and securities and all securities entitlements with respect to the foregoing.
“Shares” means, collectively, the FOX Shares and the NWS Shares.
“Trading Disruption” means, with respect to the FOX Shares or the NWS Shares, any suspension of or limitation imposed on trading by the Exchange for such Shares on any Exchange Business Day for such Shares (whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise) relating to such Shares.
“UCC” means the Uniform Commercial Code in effect in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. Unless the context otherwise requires, all uncapitalized terms used in this Note which are defined in the UCC will have the meanings provided thereto in the UCC.
“Upfront Fee” has [REDACTED].

“Value” means, at any time, (i) [REDACTED]; or (ii) with respect to any Acceptable Collateral other than Cash or Cash Equivalents, the net proceeds that the Bank would receive upon resale of such asset, as determined by the Bank in its sole discretion.
Section 2. Request for Margin Borrowing.
(a)
A request for the Margin Loan needs to be received not later than [REDACTED] New York City time, [REDACTED] before the date of the proposed margin borrowing (or such later date or time as the Bank may agree) which requested borrowing date shall be a Banking Day. Such request shall be irrevocable and shall constitute a representation and warranty that no Event of Default has occurred and is continuing or would result from the requested action.

(b)
Proceeds of the Margin Loan shall be (i) credited to an account of the Borrower maintained with the Bank or (ii) credited to another account as directed by the Borrower, subject to such conditions as the Bank may reasonably require.

(c)
Subject to such conditions and procedures as the Bank may reasonably require, a request for the Margin Loan can be made by telephone, in writing, electronically or through an Internet portal provided by the Bank.

(d)
The Borrower acknowledges that the Bank will use reasonable procedures to determine that a request described in this Section 2 was provided by the Borrower or someone the Borrower authorized. The Borrower agrees that it shall be bound by any such request or notice that the Bank, in good faith, believes was provided by the Borrower or someone the Borrower authorized, regardless of how such request or notice was transmitted to the Bank and the Bank will not be liable for any loss, cost or expense for acting on such request or notice.

Section 3. Interest; Repayment of Margin Loan; Fees.
(a)
The Borrower promises to pay interest at a rate per annum equal to [REDACTED] on each Interest Payment Date on the unpaid balance of the Margin Loan. If an Event of Default has occurred and is continuing, the Bank may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Bank), declare that the Margin Loan shall bear interest at the Default Rate while such Event of Default is continuing, such interest to be payable on demand.

(b)	All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day, but excluding the last day).
(c)
All payments (including any prepayments) hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due from any deposit account of the Borrower with the Bank. Principal amounts repaid on the Margin Loan may not be reborrowed.

(d)
The Borrower shall repay the outstanding principal amount of the Margin Loan in installments on or before the dates and in one or more payment(s) in the aggregate amounts set forth in table below unless accelerated sooner pursuant to Section 11:

Payment Dates	Principal Repayment
[REDACTED]	$[REDACTED]
[REDACTED]	$[REDACTED]
Maturity Date	Remaining principal balance of the Margin Loan
(e)
The Borrower hereby agrees to pay to the Bank the Upfront Fee. The Upfront Fee is due and payable on or before the Closing Date and payment of the Upfront Fee is an express condition to the Bank’s obligation to extend any credit hereunder.

(f)	[REDACTED].

Section 4. Prepayments.
(a)
The Borrower shall have the right at any time and from time to time to prepay the Margin Loan, in whole or in part, subject to prior notice in accordance with clause (b) of this Section and payment of any break funding expenses under clause (c) of this Section.

(b)
The Borrower shall notify the Bank of any prepayment under this Section not later than [REDACTED], New York City time, [REDACTED] before the date of prepayment. Each such notice shall specify the prepayment date, which shall be a Banking Day, and the principal amount of the Margin Loan to be prepaid; provided that the principal amount of such Margin Loan to be prepaid must be equal to or greater than [REDACTED]. The Borrower may expressly condition any such prepayment on the occurrence of any other transaction and thereafter revoke any such notice (or extend the date of such prepayment) by notifying the Bank of such revocation or extension, as applicable, at least [REDACTED] prior to the prepayment date. Subject to such conditions and procedures as the Bank may require from time to time in its sole discretion, notices can be provided by telephone, in writing, [REDACTED]. Each prepayment of the Margin Loan shall be accompanied by accrued interest and, if applicable, break funding payments pursuant to clause (c). All prepayments made hereunder shall be applied against regularly scheduled repayments of principal in the inverse order of their maturity.

(c)
If for any reason there is a principal payment of the Margin Loan, (i) in whole or in part, in any amount, at any time on or after [REDACTED] and prior to [REDACTED] (whether by prepayment, acceleration or otherwise), then the Borrower shall pay to the Bank such amount as shall be sufficient (in the reasonable opinion of the Bank and as specified to the Borrower in writing) to compensate the Bank for any actual costs (other than taxes and lost profits) which the Bank determines is attributable to such principal payment (collectively, the “Break Funding Expenses”) or (ii) [REDACTED].

Section 5. Additional Costs.
(a)
If as a result of any Regulatory Change which (i) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital or liquidity, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank or its holding company, or (ii) imposes any other condition affecting this Note, the Bank reasonably determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining the Margin Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank within [REDACTED] days of its written request therefor [REDACTED] an additional amount that the Bank reasonably determines will compensate it for such increased cost or reduction in amount; [REDACTED].

(b)
Without limiting the effect of the foregoing provisions of this Section 5 (but without duplication), the Borrower shall pay to the Bank from time to time within [REDACTED] days of its written request therefor ([REDACTED] such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its affiliates of capital in respect of the Margin Loan hereunder pursuant to any Regulatory Change. Any such compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request; [REDACTED].

Section 6. Grant of Security Interest.
As security for the payment of all the Liabilities, the Borrower hereby grants to the Bank a continuing security interest in and lien on, and a right of setoff against, all of the Borrower’s right, title and interest in and to the Collateral.
Section 7. Agreements of the Borrower and Rights of the Bank.
The Borrower agrees as follows and authorizes the Bank to exercise the rights listed below with respect to the Collateral, for its own benefit, either in its own name or in the name of the Borrower, and appoints the Bank as its attorney-in-fact to take all action permitted under this Note.
(a)	Securities:
(i)
The Bank may: (A) transfer to the account of the Bank the Securities whether in the possession of, or registered in the name of, any Clearing System or held otherwise, (B) transfer to the account of the Bank with any Federal Reserve Bank any Securities held in book entry form with any such Federal Reserve Bank and (C) transfer to the name of the Bank or its nominee any Securities registered in the name of the Borrower and held by the Bank and complete and deliver any necessary stock powers or other transfer instruments; provided that until an Event of

Default occurs and is continuing, the Bank will only take any of the foregoing actions if, [REDACTED], or if such Securities are held in a custody, investment management or similar account in which Securities are held in the Bank’s nominee name with the relevant Clearing System.
(ii)
The Borrower grants to the Bank an irrevocable proxy to vote any and all Securities and give consents, waivers and ratifications in connection with those Securities after the occurrence and during the continuance of an Event of Default.

(iii)
All payments, distributions and dividends in securities or cash with respect to the Collateral Shares shall be paid to the Account and, at the discretion of the Bank, retained by the Bank in the Account, until applied as provided in this Note, as additional Collateral; provided that unless an Event of Default and is continuing, a Collateral Shortfall has occurred and is continuing, or a Collateral Shortfall would result as a result of any payment or withdrawal, cash distributions and dividends on the Collateral Shares paid in the ordinary course may be paid to the Borrower or, if paid to the Account, withdrawn by the Borrower. For the avoidance of doubt, any payment or withdrawal, cash distributions and dividends on the Collateral Shares withdrawn by the Borrower in accordance with the foregoing shall no longer comprise part of the Collateral.

(b)	General:
(i)
The Bank may, in its name, or in the name of the Borrower: (A) execute (if applicable) and file financing statements under the UCC (if and to the extent the Bank’s security interest is not otherwise perfected by control) or any other filings or notices necessary to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it, (B) upon the occurrence and during the continuance of an Event of Default demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral (but shall be under no obligation to do so), (C) make any notification (to the issuer of any certificate or Security, or otherwise, including giving any notice of exclusive control to the Intermediary) or take any other action in connection with the perfection or preservation of its security interest or upon the occurrence and during the continuance of an Event of Default any enforcement of remedies, and retain any documents evidencing the title of the Borrower to any item of the Collateral and (D) upon the occurrence and during the continuance of an Event of Default issue entitlement orders with respect to any of the Collateral.

(ii)
The Borrower agrees that it will not file or permit to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party or sell or otherwise dispose of, grant any option with respect to, or otherwise encumber the Collateral; provided that the Borrower may withdraw Collateral (A) so long as (x) no Event of Default or Collateral Shortfall has occurred or would result therefrom, (y) such withdrawal would not cause the Initial Available Collateral to fall below zero or, if the Initial Available Collateral is less than zero immediately prior to such withdrawal, would cause the Initial Available Collateral to fall further below zero and (z) such withdrawal would be permitted if the Bank were a broker-dealer registered with the Securities and Exchange Commission and member of FINRA acting in compliance with the margin withdrawal requirements of Regulation T of the Board of Governors of the Federal Reserve System and FINRA Rule 4210 and (B) subject to the other provisions of this Note.

(iii)
At the request of the Bank the Borrower agrees to do all other things which the Bank may deem reasonably necessary or advisable in order to perfect and preserve its security interest and operational control and to give effect to the rights granted to the Bank under this Note or enable the Bank to comply with any applicable laws or regulations.

(iv)
Notwithstanding the foregoing, the Bank, by its acceptance of this Note, does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the Borrower's rights in any item of the Collateral. If any Collateral is held in an investment management account or investment advisory account for which the Bank (or an affiliate of the Bank) acts as investment manager or investment advisor, then the Bank’s (or such affiliate’s) duties to the Borrower as investment manager or investment advisor, including the duty to act in the Borrower’s best interests, may conflict with its rights as a secured party hereunder and, in connection with any liquidation, sale or transfer of the Collateral, or other exercise of the Bank’s remedies, the Bank shall have no obligation to act in accordance with any fiduciary duty it (or its affiliates) may owe to the Borrower as investment manager or investment advisor. Furthermore, an exercise of remedies by the Bank under this Note may cause such investment management or investment advisory accounts to no longer conform to applicable investment guidelines and may affect the performance of such accounts.

(v)
The Borrower releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Note as it pertains to the security interest granted hereby, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank. The Borrower releases the Intermediary and agrees to hold the Intermediary harmless from any claims, causes of action and demands at any time arising with respect to any instruction made by Bank to the Intermediary purporting to be made under this Agreement, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank or the Intermediary, it being understood that if the Bank is not the Intermediary, the Intermediary shall not have any duty to investigate Bank’s right to issue any such instruction or any other matter related to any such instruction.

(vi)
The rights granted to the Bank pursuant to this Note are in addition to the rights granted to the Bank in any custody, investment management, trust or similar agreement. In case of conflict between the provisions of this Note and of any other such agreement, the provisions of this Note will prevail.

Section 8. Collateral Shortfall.
The Borrower agrees that at all times the amount of Maintenance Available Collateral shall be greater than or equal to zero. If a Collateral Shortfall occurs [REDACTED], the Borrower shall, [REDACTED] at the Borrower’s election, supplement the Collateral by delivering to the Bank, for credit to the Account, additional Acceptable Collateral and/or make a prepayment pursuant to Section 4(a) (without regard to notice requirements specified therein), in an aggregate amount sufficient to cause the Maintenance Available Collateral (determined immediately after such delivery of additional Acceptable Collateral and/or prepayment, as applicable) to be greater than or equal to zero. [REDACTED] any remaining Collateral Shortfall also enables the Bank to, without further notice to the Borrower, sell or otherwise liquidate any Collateral the Bank selects in its sole discretion and apply the proceeds towards repayment of the Obligations. [REDACTED].
Section 9. Currency Conversion.
For calculation purposes, any currency in which the Collateral is denominated (the “Collateral Currency”) will be converted into the currency of the Liabilities (the “Liability Currency”) determined by using the rate of exchange for the purchase of the Liability Currency with the Collateral Currency last provided (either by publication or otherwise provided to the Bank) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Banking Day (New York City time) immediately preceding the date of determination or if such service ceases to be available, or ceases to or for any reason does not provide a rate of exchange for the purchase of the Liability Currency with the Collateral Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Bank in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in the Liability Currency as determined by the Bank using any method of determination it deems appropriate in its reasonable discretion).
Section 10. Representations and Warranties.
The Borrower represents and warrants as of the Closing Date, that:
(a)
(i) no Collateral Shortfall has occurred or would immediately result from the making of the requested Margin Loan and (ii) the Initial Available Collateral, as determined on the Closing Date, shall not be less than zero;

(b)
the Facility Documents constitute valid, enforceable and binding agreements of the Borrower, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;

(c)
the execution, delivery and performance by the Borrower of the Facility Documents, and the use of the proceeds of the Margin Loan, do not (i) conflict with any material agreement by which it is bound or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower thereunder (other than pursuant to this Note), (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment or injunction presently in effect having applicability to the Borrower, or (iii) except for consents and approvals that have been obtained, require the consent or approval of any individual, business, governmental authority or other entity;

(d)
no litigation, claim, investigation, administrative proceeding or similar action is pending or, to the best of the Borrower’s knowledge, threatened (i) involving or affecting any material part of the Borrower’s assets, any of the Collateral, or the transactions contemplated in the Facility Documents or (ii) against the Borrower that is likely to have a Material Adverse Effect. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction or order of any court or other judicial authority, which default is likely to have or has had a Material Adverse Effect;

(e)
the Borrower is the sole direct owner (and a beneficial owner) of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by the Facility Documents; and

(f)
(i) the Collateral Shares and any other Securities are fully paid and non-assessable, and (ii) there are no restrictions on pledge of the Collateral Shares or any other Securities by the Borrower nor on sale of the Collateral Shares or any other Securities by the Bank (whether pursuant to securities laws or regulations or shareholder, lock-up or other similar agreements) and the Collateral Shares and any other Securities are fully marketable by the Bank as pledgee, without regard to any holding period, manner of sale, volume limitation, public information or notice requirements;

(g)
(i) the Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability power and authority to execute and deliver, and perform its obligations under, the Facility Documents; (ii) the Borrower is not, and after giving effect to application of the proceeds of the Margin Loan will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; (iii) the Borrower’s jurisdiction of formation is the state of Delaware; (iv) each person/entity signing this Note and the other Facility Documents on behalf of the Borrower, in a duly completed entity certificate or entity resolution certificate on file with the Bank (such certificate in form and substance acceptable to the Bank in all respects) (“Certificate”), either (A) is designated as an “Authorized Signer” or (B) is otherwise entitled to execute this Note and the other Facility Documents on behalf of the Borrower in the capacity of Authorized Signer, and in either case such person/entity holds the specific title(s) set forth in such Certificate; (v) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Bank has received a Beneficial Ownership Certification in relation to the Borrower; and (vi) the information included in such Beneficial Ownership Certification provided to the Bank is true and correct in all respects. “Beneficial Ownership Certification” means a certification regarding beneficial ownership and/or control as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

Section 11. Events of Default.
If any one or more of the following events shall occur (each an “Event of Default”):
(a)	the Borrower fails to pay (i) the principal of this Note as and when due and payable or (ii) or interest on this Note or any other amount payable under this Note, [REDACTED] as when due and payable;
(b)
the Borrower (i) fails to observe or perform any other term or agreement of any of the Facility Documents, [REDACTED]; (ii) makes any materially incorrect or misleading representation to the Bank under or in connection with the Facility Documents; (iii) fails to pay when due (whether by scheduled maturity, acceleration, demand or otherwise, and after giving effect to any applicable notice and/or cure periods) any of its indebtedness (including, but not limited to, indebtedness for borrowed money) owing to parties other than the Bank or its affiliates in an aggregate principal amount of [REDACTED] Dollars ($[REDACTED]) or more or any interest or premium thereon when due; or (iv) fails to comply with, or perform under any agreement (other than the Facility Documents), now or hereafter in effect, with the Bank or any affiliate of the Bank, beyond any applicable notice or cure period;

(c)
the Borrower: (i) becomes insolvent or unable to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, (iii) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws, (iv) has had any such petition filed, or any such proceeding has been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of [REDACTED] days, (v) has had a receiver, custodian or trustee appointed for all or a substantial part of its property or a notice of a hearing or other proceeding concerning such appointment has been received by the Bank in connection with the foregoing, or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(d)	[reserved];

(e)
other than the transactions contemplated to occur pursuant to the terms of the Framework Agreement and the Purchase Agreement, the Borrower fully distributes, decants, divides its assets, liabilities and/or obligations (whether pursuant to a “plan of division” or similar arrangement), dissolves or for any reason ceases to be in existence or merges (unless the Borrower survives and continues to exist following such merger) or consolidates, or if there is otherwise a change in the direct or indirect beneficial ownership of the Borrower by more than [REDACTED], in the aggregate, relative to the percentage ownership held by such party as of the date hereof (including, without limitation, relative to any zero percent ownership interests); provided that this clause (e) shall not apply to any changes to the direct or indirect beneficial ownership of the Borrower pursuant to any direct or indirect transfer of a direct or indirect beneficial owner’s beneficial ownership interests to a Family Member. For the purposes of this clause (e), “Family Members” shall mean: (i) the individuals owning a direct or indirect interest in the Borrower on the date hereof; (ii) any lineal descendants of an individual described in subclause (i); (iii) any spouse, former spouse or spousal equivalent of an individual described in subclauses (i) and (ii); (iii) any trust, holding company or other pass-through entity for the primary benefit of one or more individuals described in subclauses (i), (ii) or (iii); (v) the estate of any individual described in subclauses (i), (ii) or (iii); and (vi) any entity that is wholly-owned by Family Members; and “Family Member” means any one of them;

(f)
the Borrower is the subject of any litigation, administrative proceeding or other similar action by or before a judge, arbitrator or governmental authority that is pending or, to Borrower’s knowledge, any of the foregoing is threatened in writing against the Borrower, asserting any adverse claim with respect to the Collateral (other than by the Bank in connection with the transactions contemplated in the Facility Documents);

(g)
the Borrower is the subject of a final non-appealable proceeding which would reasonably be expected to result in a forfeiture of all or a substantial part of its assets or one or more judgments for the payment of money in an aggregate amount in excess of [REDACTED] Dollars ($[REDACTED]) (to the extent not covered by a solvent and independent third-party insurance company as to which the insurer has been notified of the potential claim and has not denied coverage) is entered against the Borrower;

(h)	a Material Adverse Effect has occurred;
(i)
the Facility Documents for any reason ceases to create a valid and perfected first priority security interest in and to any Collateral, other than as a result of the Bank’s action or inaction, or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by the Borrower, or the Borrower denies it has any further liability or obligation under the Facility Document;

(j)
the execution, delivery and performance by the Borrower of the Facility Documents, or the use of the proceeds of the Margin Loan, violates, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment or injunction presently in effect having applicability to the Borrower;

(k)	the Borrower fails to furnish any financial information [REDACTED] that the Bank may reasonably request from time to time, promptly upon the Bank's request; [REDACTED];
(l)	the organization or formation documents of the Borrower are, at any time, governed by a jurisdiction that is located outside of the United States;
(m)	the Borrower fails to provide an updated Beneficial Ownership Certification to the Bank within [REDACTED] days after a change to the list of beneficial owners identified in such certification;
(n)
the Borrower creates, incurs, assumes or permits to exist any indebtedness or contingent obligations, in respect of any indebtedness, other than (i) indebtedness and contingent obligations owing to, or in favor of, the Bank, (ii) indebtedness and contingent obligations owing to any or all of the Remaining Members from unsecured loans with paid-in-kind interest or, for avoidance of doubt, preferred equity with a preferred return that may be cumulative, but not paid until the Liabilities (other than inchoate contingent Liabilities) are repaid in full, and (iii) additional indebtedness and contingent obligations in an aggregate principal amount not to exceed [REDACTED] Dollars ($[REDACTED]) at any one time outstanding. As used in this clause, “contingent obligations” means obligations under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract;

(o)
the Borrower creates, incurs, assumes or permits to exist any lien (including judicial liens) or other encumbrance on, or with respect to, real or personal property the Borrower now or later owns, other than (i) liens in favor of the Bank and (ii) liens securing additional indebtedness and contingent obligations permitted under Section 11(n)(iii) above, provided that such indebtedness permitted under Section 11(n)(iii) above is not secured by liens that are prohibited under Section 11(p) below;

(p)
the Borrower creates, incurs, assumes or permits to exist any lien (including judicial liens) or other encumbrance on, or with respect to, any FOX Shares, FOXA Shares, NWS Shares or NWSA Shares the Borrower now or later owns, other than liens in favor of the Bank;

(q)
any loans (including interest thereon, [REDACTED]) from any or all of the Remaining Members to the Borrower fail to be subordinated to any indebtedness owed by the Borrower to the Bank, including any and all interest on such indebtedness owing to the Bank;

(r)
the Borrower makes any distributions to any member of the Borrower and/or any other Person (other than any distribution to any Departing Member) in an aggregate amount greater than [REDACTED] (collectively, the “Distribution Cap”); provided that, if the Borrower makes any distributions to any member of the Borrower and/or any other Person (other than any Departing Member) in an aggregate amount greater than the Distribution Cap, it shall not constitute an Event of Default hereunder if the Borrower prepays the Margin Loan in an amount at least equal to the aggregate amount of such distributions;

(s)
the Borrower fails to furnish to the Bank within [REDACTED] days after the Bank’s request, [REDACTED], its signed statement of financial position (balance sheet), statement of cash flow and statements of activities, said statements to be in a form and with such detail as its statements most recently provided to the Bank (or such other form as may be reasonably acceptable to the Bank or otherwise required or permitted by GAAP);

(t)
the Borrower fails to furnish to the Bank within [REDACTED] days after the Bank’s request, and, in any event, at least once during the twelve-month period commencing on the date of this Note and at least once during any subsequent twelve-month period, a true and complete copy of its filed federal income tax return (or, if the Borrower is not a filer, the filed federal income tax return of any applicable trust and/or beneficiaries) for the latest preceding calendar year when such filing has been made, including all exhibits and schedules attached thereto;

(u)	the Borrower at any time fails to maintain a net worth (total assets minus total liabilities) (“Net Worth”) of at least [REDACTED] Dollars ($[REDACTED]);
(v)
the Borrower fails to furnish to the Bank, simultaneously with the delivery of the statement of financial position (balance sheet), statement of cash flow and statements of activities pursuant to Section 11(s), a compliance certificate substantially in the form of Exhibit B attached hereto, signed by the Borrower (i) certifying that no Event of Default has occurred and is continuing and (ii) setting forth the Borrower’s Net Worth as of the date set forth in such certificate;

(w)	the Borrower fails to be the sole direct owner (and a beneficial owner) of the Collateral; or
(x)
any restrictions on the pledge of Collateral Shares and any other Security by the Borrower or on the sale of the Collateral Shares or any other Securities by the Bank (whether pursuant to securities laws or regulations or shareholder, lock-up or other similar agreements) exist or the Collateral Shares or any other Securities are not fully marketable by the Bank as pledgee, without regard to any holding period, manner of sale, volume limitation, public information or notice requirements;

THEN, the Bank may, by notice to the Borrower, declare this Note to be due and payable, without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are expressly waived, provided that in the case of an Event of Default described in clause (c) above, this Note shall be immediately due and payable without notice.
Section 12. Remedies.
(a)
If an Event of Default has occurred and is continuing, the Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Note and may exercise its rights without regard to any premium or penalty from liquidation of any Collateral and without regard to the Borrower’s basis or holding period for any Collateral.

(b)
If an Event of Default has occurred and is continuing, the Bank may sell in the Borough of Manhattan, New York City, or elsewhere, in one or more sales, at the price as the Bank deems best, for cash or on credit or for other property, for immediate or future delivery, any item of the Collateral, at any broker's board or at public or private sale, in any reasonable manner permissible under the UCC (except that, to the extent permissible under the UCC, the Borrower waives any requirements of the UCC) and the Bank or anyone else may be the purchaser of the Collateral and hold it free from any claim or right including, without limitation, any equity of redemption of the Borrower, which right the Borrower expressly waives; [REDACTED].

(c)
If an Event of Default has occurred and is continuing, the Bank may also, in its sole discretion: (i) convert any part of the Collateral Currency into the Liability Currency, (ii) hold any monies or proceeds representing the Collateral in a cash collateral account in the Liability Currency or other currency that the Bank reasonably selects, (iii) invest such monies or proceeds on behalf of the Borrower and (iv) apply any portion of the Collateral, first, to all costs and expenses of the Bank required to be paid by the Borrower, second, to the payment of interest on the Liabilities and any fees or commissions to which the Bank may be entitled in connection with the Facility Documents, third, to the payment of principal of the Liabilities, whether or not then due, and fourth, to the Borrower.

(d)
The Borrower will take any action requested by the Bank to allow it to sell or dispose of the Collateral to the extent permitted by law. Notwithstanding that the Bank may continue to hold Collateral and regardless of the value of the Collateral, the Borrower will remain liable for the payment in full of any unpaid balance of the Liabilities.

(e)
Notwithstanding anything herein to the contrary, in no event shall the Bank be entitled to acquire, receive, exercise voting or dispositive rights over, or exercise any other rights of a secured party with respect to, any FOX Shares or any NWS Shares constituting Collateral Shares that are in excess of the number of FOX Shares or NWS Shares, as applicable, that would result in beneficial ownership by the Bank, its affiliates or other person subject to aggregation with the Bank, of any amount greater than [REDACTED]% of the then outstanding FOX Shares or NWS Shares, as applicable. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder. The limitations set forth herein may be waived by the Bank with respect to any affected FOX Shares or NWS Shares upon provision of no less than sixty-one (61) days prior written notice to the Borrower.

Section 13. Expenses.
The Borrower will pay to the Bank all reasonable costs and expenses [REDACTED] (other than taxes) incurred by the Bank in connection with the preparation or modification of the Facility Documents and performance thereof and the exercise of any of the Bank’s rights, remedies or obligations under the Facility Documents.
Section 14. Governing Law.
This Note shall be governed by and construed in accordance with the laws of the state identified in the “Governing Law” section of the Margin Loan Terms Statement, without regard to conflict of laws principles, and with the laws of the United States of America as applicable.
Section 15. Jurisdiction.
To the extent not prohibited, the Borrower and the Bank: (i) agree that all claims related to this Note may be adjudicated by a state or federal court in the state identified in the “Governing Law” section of the Margin Loan Terms Statement, (ii) agree that any proceeding brought against the Bank or the Borrower shall be brought only in a state or federal court in the City of New York, and (iii) agree that the Bank and the Borrower may comply with service of process requirements in any such proceeding by mailing (via prepaid registered or certified U.S. mail) documents to be served in accordance with the notice provisions of Section 17(f). The Borrower and the Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction and waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.
Section 16. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL.
Section 17. Miscellaneous.
(a)
The provisions of this Note are intended to be severable. If any provision of this Note is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)
Except for any other change set forth in a new Margin Loan Terms Statement sent by the Bank to the Borrower that incorporates a change requested by the Borrower in a documented communication and agreed to by the Bank, no amendment or modification of any provision of this Note shall be effective unless the same shall be executed by the Borrower and by the Bank, at its election. A waiver by the Bank of a provision of this Note shall not constitute a waiver of the Bank’s right to otherwise demand strict compliance with that provision or any other provision of this Note. Whenever the consent of the Bank is required under this Note, the granting of such consent shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the Bank’s sole discretion. The Bank shall not be deemed to have waived any rights under this Note unless such waiver is in writing and signed by the Bank.

(c)
No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The rights and remedies in this Note are cumulative and not exclusive of any rights and remedies which the Bank may have under law or under other agreements or arrangements with the Borrower. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note except for any notices expressly required by this Note.

(d)	[Reserved].
(e)
The obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

(f)
Except as otherwise permitted in this Note, notices (including, without limitation, interest statements) shall be addressed to the Bank as set forth in the “JPMorgan Contact Information” section of the Margin Loan Terms Statement and to the Borrower at the mailing address that the Bank has on file for the Borrower as its legal address or any email address that the Borrower has provided to the Bank as the Borrower’s email address (or at such other number or address as shall be designated by one party to the other by telephone or in the manner provided for in this Section) and either given electronically or in writing by hand, overnight courier, certified or registered mail, or regular mail. Notices sent by hand, overnight courier, certified or registered mail, or regular mail shall be deemed to have been given when delivered. Notices sent to an email address shall be deemed received when sent, provided, that, if such notice is not sent during normal business hours, such notice shall be deemed to have been sent and received at the opening of business on the next Banking Day. All notices by the Bank properly addressed to the Borrower shall be deemed to have been personally delivered to the Borrower whether actually received or not. If the Bank needs to contact the Borrower by telephone, then the Bank will use the phone number the Bank has on file for the Borrower as its primary phone number.

(g)	Sections 3(c), 4(c), 5, 13, 14, 15 and 16 hereof shall survive the repayment of the Margin Loan.
(h)
Each reference to the Bank shall be deemed to include its successors, endorsees and permitted assigns, in whose favor the provisions hereof shall inure. Each reference to the Borrower shall be deemed to include the successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof. This Note shall be binding on the Borrower and shall inure to the benefit of the Bank, except that the Borrower may not delegate or assign any of its rights or obligations hereunder without the prior written consent of the Bank. [REDACTED].

(i)
This Note, any amendment to this Note, and any agreement, notice or other communication required by this Note to be “written” or “in writing” may be executed in any number of counterparts, including counterparts that are executed on paper and counterparts that are electronic records and are executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Each counterpart of such document, when so executed, shall be deemed an original but all such counterparts shall constitute one and the same document. Delivery of a manually executed counterpart of a signature page of such document by emailed PDF or JPEG from the Borrower’s e-mail address on file with the Bank, or any other electronic means acceptable to the Bank in its sole discretion that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided, that, the Bank, in its sole discretion, can require subsequent delivery of the manually executed counterpart of a signature page.

(j)
The date, amount and interest rate with respect to the Margin Loan evidenced hereby, and all payments of principal and/or interest thereof, shall, in each case, be evidenced by records maintained by the Bank in the ordinary course of business and such records shall be presumptively correct absent manifest error and any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Margin Loan made hereunder.

(k)
The parties acknowledge and agree that the Account is a “securities account” and all assets from time to time credited thereto, including without limitation cash, will be treated as “financial assets” within the meaning of Section 8-102 of the UCC. For purposes of the UCC, the Bank’s jurisdiction (as Intermediary) is the State of New York.

Section 18. Use of Proceeds.
The Borrower agrees that it will not, directly or indirectly, use the proceeds of the Margin Loan made under this Note or make available such proceeds to any person or entity: (i) to fund any activities or business of or with any person or entity, or in any country or territory, that, at the time of such funding is the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, in violation of U.S. sanctions or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any person in violation of any applicable laws, rules, or regulations relating to bribery or corruption. Notwithstanding anything to the contrary in this Note, the Borrower may distribute or otherwise transfer the proceeds of the Margin Loan to the Departing Members and may use the proceeds of the Margin Loan to pay any fees, taxes or other expenses incurred by the Borrower or any of its affiliates in connection with such distribution or other transfer.
Section 19. Morgan Affiliate.
[REDACTED].
Section 20. Bankruptcy Code Acknowledgment.
The Borrower and the Bank acknowledge and agree that the Facility Documents collectively are intended to constitute a “margin loan” and a “securities contract” within the meaning of Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Facility Documents represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The Borrower and the Bank further acknowledge and agree that the Facility Documents collectively constitute a “master netting agreement” within the meaning of the Bankruptcy Code.
Section 21. Conversion From Electronic Note to Paper-Based Note.
If this Note is executed electronically (“Electronic Note”), the Bank and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (“Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note:
(a)	the Paper-Based Note will be an effective, enforceable and valid instrument;
(b)	the execution of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note;
(c)
the printing of the representation of the electronic signature for the Borrower upon the Paper-Based Note from the system in which the Electronic Note is stored will be deemed the original signature for the Borrower on the Paper-Based Note and will serve to indicate the Borrower’s present intention to authenticate the Paper-Based Note;

(d)	the Paper-Based Note will be a valid original writing for all legal purposes; and
(e)
upon conversion to a Paper-Based Note, the Borrower’s obligations in the Electronic Note shall automatically transfer to, and be contained in, the Paper-Based Note, and the Borrower intends to be bound by such obligations.

Section 22. Execution and Use of Electronic Records and Signatures.
If the Borrower has received and reviewed this Note electronically, then the Borrower agrees that this Note may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Any electronic signature on or associated with this Note and accepted by the Bank shall be valid and binding on the signer to the same extent as a manual signature and upon application thereof, this Note will constitute a legal, valid, and binding obligation enforceable in accordance with its terms to the same extent as if manually executed. Notwithstanding any other provision of this Note, at the Bank’s option and in the Bank’s sole discretion, any agreement, amendment, notice or other communication required by this Note to be “written” or “in writing” may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion.

Section 23. Financial Information.
(a)
If, in connection with the Bank making the Margin Loan, the Borrower provides or has provided to the Bank: (i) financial statements and supporting schedules; (ii) tax returns including, but not limited to schedules, K-1s, and/or proof of tax return extensions; (iii) brokerage or bank statements for significant assets held at institutions other than the Bank; (iv) schedules of contingent liabilities, including unfunded capital commitments to private equity funds; and/or (v) schedules of restricted stock/deferred compensation (each of (i)-(v) individually and collectively, “Financial Information”), then the Borrower hereby acknowledges and agrees that the Bank has relied on, and is relying on, such Financial Information (including the designation made as to the ownership of property) in deciding to make the Margin Loan.

(b)
The Borrower represents and warrants that at the time such Financial Information was provided to the Bank that it was true and complete, and that the Bank may consider such Financial Information as continuing to be true and complete until a written notice of a change is given to the Bank by the Borrower.

Section 24. Margin Loan Disclosure Statement.
The Borrower acknowledges that it has received and reviewed the Bank’s “Margin Loan Disclosure Statement” and understands the risks of securities-based borrowing as described in said disclosure statement.
Section 25. Confidentiality.
[REDACTED].
[NO FURTHER TEXT; SIGNATURE PAGE FOLLOWS]

BORROWER:

LGC HOLDCO, LLC

BY: CRUDEN FINANCIAL SERVICES LLC, ITS MANAGER

Signature

[REDACTED]	President
Name (print)	Title

Signature Page to Secured Margin Term Note | Fixed Rate

EXHIBIT A | Margin Loan Terms Statement as of the Date of this Note
See Attached.

Exhibit A

3

STATEMENT OF KEY MARGIN TERMS | Portfolio Term Loan
MARGIN LOAN TERMS
Note	Secured Margin Term Note dated as of September 8, 2025
Borrower(s) and Pledgor(s) and name on Account	LGC Holdco, LLC, a Delaware limited liability company
Margin Loan Amount	$1,000,000,000
Fixed Rate	[REDACTED]%
Maturity Date	September 8, 2030
Upfront Fee	$[REDACTED]
Interest Payment Date
Interest will be due and payable on (i) [REDACTED] of each calendar year (or if such day is not a Banking Day, on the next Banking Day), (ii) the Maturity Date and (iii) the date on which any payment of principal is made.

Bank or Securities Intermediary Maintaining Account	JPMorgan Chase Bank, N.A.
Account Number	[REDACTED]
Guarantor(s)	N/A
Banking Day	Any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
Governing Law	New York
State of Organization	Delaware
JPMorgan Contact Information
JPMorgan Chase Bank, N.A.
[REDACTED]
New York, NY 10017
Attn: [REDACTED]; [REDACTED]
Telephone: [REDACTED]; [REDACTED]
Email: [REDACTED]; [REDACTED]

Or such other JPMorgan Contact Information as may be communicated to the Borrower from time to time in accordance with the provisions of the Note.

EXHIBIT B | Form of Compliance Certificate

[REDACTED].

Exhibit B

MARGIN LOAN DISCLOSURE STATEMENT
JPMorgan Chase Bank, N.A. (the “Bank”) is furnishing this document to you to provide some basic facts about the Margin Loan contemplated in the Secured Margin Term Note (Fixed Rate). Your securities account will be pledged as collateral for your Margin Loan from the Bank. It is important that you fully understand the risks involved in securities-based borrowing. These risks include the following:
•
You may be required to deposit additional assets or pay down your margin loan. If the securities in your account collateralizing your margin loan decrease in value (whether due to a market downturn, market volatility or otherwise) and are no longer sufficient to support your margin loan, then a “collateral shortfall” has occurred. To cure the collateral shortfall, you will need to deposit additional securities or pay down your margin loan, possibly through a liquidation of assets. The value of assets collateralizing your margin loan is the value assigned by the Bank in its sole discretion, to each of the securities and other assets in your account.

•
The Bank can force the sale of securities or other assets in your account. If the outstanding amount of your margin loan ever exceeds the aggregate value of the collateral for your margin loan, the Bank can sell the securities or other assets in your account to cover the deficiency in value. You also will continue to be responsible for any remaining balance of your margin loan after such a sale.

•
The Bank can sell your securities or other assets without contacting you. It is not the case that the Bank must contact you first if there is a collateral shortfall. While the Bank may attempt to notify you of a collateral shortfall, it is not required to do so. Furthermore, even if the Bank has contacted you and provided a specific date by which you can cure the collateral shortfall, the Bank can still take the necessary steps to protect its financial interests, including immediately selling the securities or other assets in your account without further notice to you. This is especially true in times of market volatility.

•
You are not entitled to choose which securities or other assets in your account are liquidated or sold to cure a collateral shortfall. Because the securities and other assets are collateral for your margin loan, the Bank has the right to decide which securities or other assets to sell in order to cure a collateral shortfall. The sale of your securities or assets could result in adverse tax consequences.

•
Eligible collateral and collateral values may change. The Bank at any time can change the eligibility of the securities and other assets in your account for purposes of determining collateral value and can, as set forth in the Secured Margin Term Note (Fixed Rate), increase or decrease the value assigned to the securities and other assets, and is not required to provide you advance notice. These changes in the collateral value often take effect immediately and could result in a collateral shortfall. Your failure to cure the collateral shortfall by either providing additional collateral or paying down your margin loans may cause the Bank to liquidate or sell securities or other assets in your account.

Before entering into a margin loan, you should carefully review the Facility Documents and consult the Bank regarding any questions or concerns you may have with your margin loan.
If your margin loan is subject to a floating interest rate option, you should consider that changes in interest rates can lead to a higher or lower cost of borrowing for you. Increases in interest rates can increase the cost of borrowing, which will negatively impact the economics of the margin loan.
Before entering into a margin loan, you should consider alternatives such as using available cash or proceeds from the sale of securities or other assets. In addition, you should consider, among other things, your investment objectives and risk tolerance, the interest costs of borrowing against your account, fees and charges for selling assets, the tax consequences of selling assets or borrowing, and the loss of potential appreciation on any assets sold. It is important to note that the Bank and its affiliates may earn more if you borrow against your securities and other assets rather than liquidate assets to meet your cash needs.
In the event of a conflict between any statement in this Margin Loan Disclosure Statement and the terms of the Facility Documents, the terms of the Facility Documents shall govern.

JPMorgan Chase and its affiliates do not provide tax, legal or accounting advice. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for tax, legal or accounting advice. You should consult your own tax, legal and accounting advisors before engaging in any transaction.